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                         EXHIBIT 99.1

For Further Information:
At The Company
Michael W. McCarthy
Director - Investor Relations & Corporate Communications
(203)775-9000
mmccarthy@brk.photronics.com
www.photronics.com
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FOR IMMEDIATE RELEASE
   January 10, 2000

Photronics & Align-Rite International Amend Merger Agreement


     JUPITER, Florida January 10, 2000 -- Photronics, Inc. (Nasdaq:PLAB), the world's leading photomask supplier, announced today that it reached an agreement with Align-Rite International, Inc. (Nasdaq:MASK) to amend the terms of its previously announced definitive agreement to merge the two companies in a stock transaction. Under the terms of the amendment, which was unanimously approved by the Board of Directors of both companies, shareholders of Align-Rite will receive 0.85 shares of Photronics common stock for each share of Align-Rite common stock. As a result, Align-Rite shareholders will hold approximately 15% of Photronics shares after the merger is completed.

     The amendment resulted from changes in Align-Rite's operating results since the signing of the original merger agreement on September 15, 1999. The merger, once completed, is expected to create the world's largest and fastest growing merchant photomask supplier at a time when the demand for advanced photomask manufacturing technology is accelerating. Based on Photronics' current stock price, the transaction is valued at approximately $114 million and is expected to be accretive to earnings.

     The merger is subject to the approval of Align-Rite shareholders and is expected to close during the first calendar quarter of 2000. As amended, the terms of the agreement will no longer require Photronics to obtain approval of its shareholders to complete the merger. The merger remains subject to certain regulatory approvals, including Hart-Scott-Rodino, and other customary closing
                             -more-
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Photronics & Align-Rite Amend Merger Agreement... page Two

conditions. The transaction will be accounted for as a pooling of interests. As such, Photronics is required to resell the one million shares it acquired as part of its share repurchase program instituted in October 1998.

     Constantine S. Macricostas, Photronics' Chairman reiterated his view that this merger is strategically important for both shareholders of Align-Rite and Photronics, as well as each of the 500 plus global semiconductor manufacturers that they serve. "The fundamentals driving photomask demand ! new applications for semiconductors and an increasing variety of new integrated circuit designs ! are gaining fresh momentum as semiconductor manufacturers establish new markets and differentiate themselves with the greater use of advanced, very deep sub-micron process technologies. While Align-Rite's recently reported preliminary results are below expectations, the reasons for the shortfall reinforce the strategic importance of bringing our two companies together. By enhancing our critical mass and strengthening our global manufacturing infrastructure, we will be better positioned to expand our leadership in this industry of rapidly accelerating technology requirements."

     Photronics reported record sales of $63.0 million, a 20% increase year-over-year, during its fourth quarter of fiscal 1999, which ended October 31, 1999, and operates from 10 manufacturing facilities worldwide. Align Rite International reported sales of $15.6 million, an increase of 16%, during the second quarter of its fiscal year 2000, which ended on September 30, 1999, and operates from four manufacturing facilities in Europe and North America.

                    #   #   #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

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Align-Rite International, Inc. manufactures and markets
quality photomasks and has grown to become the third largest independent manufacturer of photomasks in the United States and Europe. The Company currently serves over 250 customers in 21 countries from four manufacturing facilities and six customer service centers strategically located throughout the United States and Europe. For additional information, please visit the Company's website at www.alignrite.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, and other risks detailed from time to time in the Company's SEC reports.
The Company assumes no obligation to update the information in this release.